INSIDER TRADING POLICY We are pleased to have our employees and other service providers take an ownership interest in Logitech by acquiring our public stock. Directors, officers, employees, consultants, and contractors, however, may learn important information about the company’s plans or performance before it’s made public. Trading on such “inside” information is not only unfair — it’s illegal. The same goes for “inside” information about other companies that we learn through our confidential business dealings. As a publicly traded company we are governed by securities laws and regulations that impose stiff civil and criminal penalties for any form of insider trading. This Insider Trading Policy provides instructions and guidance on prohibited trading activities and other safeguards that we have put in place to protect you and Logitech. All directors, officers and employees of Logitech, as well as any consultants or contractors with access to Logitech confidential information, are subject to this Policy. WHAT IS INSIDER TRADING? Insider trading includes any decision to engage in transactions in Logitech securities (e.g., stock) that is made while in possession of material, non-public information. It is not a defense that you made the decision without using the inside information—you need only be aware of the inside information to be liable. Insider trading violations also occur when a person provides material, non-public information to another (also known as “tipping”) and the other person then trades while in possession of it. Information is considered “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities. In general, information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material. The following are examples of information often considered material: ● Financial results, earnings, guidance, projections or forecasts, particularly if inconsistent with investor expectations ● Significant developments in business relationships, including execution, modification or termination of significant agreements or orders ● Product introductions, modifications, defects or recalls or significant pricing changes or other significant product announcements ● Significant legal or regulatory developments, whether actual or threatened ● Significant transactions such as a pending or proposed merger, acquisition, divestment or joint venture ● Major personnel changes, senior management changes or lay-offs ● A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure Information is “non-public” if it has not yet been widely disseminated to the general public for a sufficient period of time to be reflected in the price of the security. Given that we support a fair and open market for our securities we strive to make material information public as soon as practical under Exhibit 19.1 the circumstances. We do so by issuing press releases, holding pre-announced public webcasts, and by making public disclosure filings with the securities authorities. As a general rule, information should be considered nonpublic until at least one full trading day has elapsed after the information released by the company to the public. ENFORCEMENT AND CONSEQUENCES The authorities use sophisticated electronic surveillance techniques to investigate and detect insider trading, and they vigorously pursue violations. They have successfully prosecuted cases involving trading through foreign accounts, trading by family members or friends, and trading involving only a small number of shares. Potential penalties include imprisonment (up to 20 years), individual fines (up to $5 million USD), company fines (up to $25 million USD), and loss of eligibility to serve as an officer or director of a public company. Likewise, Logitech prohibits all forms of insider trading and will aggressively pursue violators. Any director, officer or employee found to have engaged or attempted to have engaged in insider trading may, in addition to other civil or criminal actions, have their employment terminated, and any contractor or consultant may have their business relationship with Logitech terminated. PREVENTIVE MEASURES As we highlight in our Anti-Corruption Policy, we strive to avoid even the appearance of impropriety. That’s why we have put in place, and why we all must follow, the preventive measures explained below. Global Quarterly Blackout Period. No director, officer or employee of Logitech, or any consultant or contractor with access to Logitech confidential information, may directly or through others trade in Logitech’s securities during the period starting on the 15th day of the last month of each fiscal quarter until the second day after our earnings are released to the public. Please note that trading outside of the Global Quarterly Blackout Period does not give you a safe harbor. You should never trade when you are in possession of material, non-public information. Each individual is accountable for his/her trading decisions at all times. If you have any question about the propriety of a trade, please ask the Legal department for help or email us at compliance@ logitech.com. Other Blackout Periods. The company may declare other blackout periods when in the judgment of the Chief Legal Officer’s office a blackout period is warranted. The impacted personnel will be given notice of any such blackout period. Depending on the circumstances the existence the special blackout period could be kept strictly confidential and only known by those affected (e.g., a team working on a confidential merger or acquisition). Pre-Approval for “Access Person Trades”. Logitech’s directors, executive officers and other persons who regularly have access to material, non-public information (e.g., enterprise-wide financial data etc.) are considered Access Persons and are listed on Logitech’s Access Person List. The Logitech Access Person List is maintained by the Legal department and is reviewed by the senior leadership team and updated quarterly. All Access Persons will be notified that they are on the list. No one on the Logitech Access Person List may trade in Logitech’s securities without prior approval by the Chief Legal Officer or an officer authorized by the Chief Compliance Officer (the “Compliance Officer”). If you are on the Access Persons List, you must submit your request to trade to the Compliance Officer, or by email to compliance@logitech.com. Please note that Access Persons requesting to trade must certify that they are not in possession of material, non-public information. 2

Other Prohibited or Restricted Transaction Types. Certain types of transactions create significant risks for individuals and the company and are prohibited or restricted as explained below: Short sales. Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) of Logitech’s securities are prohibited. Derivative securities and hedging transactions. Engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Logitech’s securities is prohibited. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Logitech’s securities. Stock options, stock appreciation rights, and other securities issued pursuant to our benefit plans or other compensation arrangements with Logitech are exceptions to this ban. Using Logitech securities as collateral. You may not use Logitech securities as collateral for a loan if you are subject to Section 16 of the Securities Exchange Act, are an Access Person or if the collateral could be called during a blackout period applicable to you. Holding Logitech securities in a margin account. You may not hold Logitech securities in a margin account. Open orders. Please be cautious when placing open orders (i.e., orders that remain open until filled) as they can be executed during blackout periods. If you have any question about the propriety of entering into these or any other type of securities transaction, please ask Legal or email us at compliance@logitech.com. COMPLIANCE FOR SECTION 16 PERSONS Special rules, restrictions, and reporting requirements apply to individuals subject to Section 16 of the Securities Exchange Act. All such individuals must abide by the requirements of Section 16. Logitech provides guidance to help such individuals comply with their Section 16 obligations, however, compliance with Section 16 is an individual responsibility and Logitech is not responsible if an individual fails to comply. RULE 10b5-1 TRADING PLANS Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. REPORTING VIOLATIONS OF THIS POLICY Each of us has a duty to report known or suspected violations of this Policy. You have several options to make a report or raise concerns, and you may choose to remain anonymous. In any event, Logitech will not retaliate, nor will it permit retaliation against you for making a good faith report. To report a violation or raise a concern please talk to your supervisor or any member of the Legal or Internal Audit teams; send an email to compliance@logitech.com; or use EthicsPoint, our third party hotline reporting service. 3

TO MAKE A REPORT VIA ETHICSPOINT visit www.ethicspoint.com or call Toll-Free* *Click on the Ethics Hotline button under Resources on the Logitech Exchange home page for EthicsPoint details and toll‑free numbers. *************** Insider Trading Policy revised on January 17, 2024 4

LOGITECH INTERNATIONAL S.A. REQUIREMENTS FOR TRADING PLANS For transactions under a trading plan to be exempt from (A) the prohibitions in the Insider Trading Policy (the “Policy”) of Logitech International S.A. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements: 1. The trading plan must be in writing and signed by the person adopting the trading plan. 2. The trading plan must be adopted at a time when: a. the person adopting the trading plan is not aware of any material nonpublic information; and b. there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan. 3. The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan. 4. The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan: a. is not aware of material nonpublic information about the securities or the Company; and b. is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. 5. The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect. 6. The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan. 7. Unless otherwise approved by the Company’s Chief Legal Officer or an officer authorized by the Chief Compliance Officer (the “Compliance Officer”), all transactions during the term of the trading plan (except as identified in the Policy and bona fide gifts) must be conducted through the trading plan. In addition, unless otherwise approved by the Compliance Officer, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan. 8. Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). 5

Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein. 9. A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1. 10. If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy, unless otherwise approved by the Compliance Officer. 11. The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan. 12. The Company must have authority to require the suspension or cancellation of the trading plan at any time. 13. If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan: a. trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan; b. the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and c. the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan. 14. All transactions under the trading plan must be in accordance with applicable law. 15. The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine. 6